[NORTHEAST PENNSYLVANIA FINANCIAL CORP. LETTERHEAD]


NEWS RELEASE
------------


FOR IMMEDIATE RELEASE

DATE:    April 23, 2003
CONTACT: E. Lee Beard
         President/CEO
PHONE:   (570) 459-3706
FAX:     (570) 459-3734

NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS
SECOND QUARTER FISCAL YEAR 2003 EARNINGS.

Hazleton, Pa........Northeast Pennsylvania Financial Corp. (the "Company")
(NASDAQ: NEPF), the holding company for First Federal Bank (the "Bank"), reported net income of $1.3 million, or $.33 diluted earnings per share for the three months ended March 31, 2003, a 37% improvement over the $943,000 net income, or $.24 diluted earnings per share, for the quarter ended December 31, 2002. The increase was due to gains realized in the restructure of the investment portfolio, partially offset by contraction in the net interest margin and an increase in the provision for loan losses. Net income for the prior year comparable quarter was $1.2 million, or $.29 diluted earnings per share. The increase in net income for the March 2003 quarter over the March 2002 quarter was primarily due to an increase in non-interest income, partially offset by a reduced net interest margin and an increase in operating expenses.

Net income for the six months ended March 31, 2003 was $2.2 million, or $.56 diluted earnings per share, compared to $2.5 million, or $.56 diluted earnings per share for the previous fiscal year period. The decline in net income was a result of the contraction in the net interest margin and an increase in operating expenses as a result of the new branding campaign and staffing increases. The increase in operating expenses was partially offset by a reduction in the provision for loan losses, gains on sales of investments and loans as well as increases in fees generated from the banking, insurance, investment and trust lines of business.

                                  (continued)

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NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -2-

E. Lee Beard, President and CEO reported, "We have been working to restructure the investment portfolio to minimize the effect of increased mortgage-backed securities prepayments in the lower interest rate environment. The continued low level of interest rates has also allowed consumers to refinance mortgages and commercial loans, while the Bank's deposit and borrowing costs cannot be reduced as quickly. Our strategy to focus on our insurance, investment and trust lines of business has resulted in increases in non-interest income for the fiscal year-to-date of 59%, and for the quarter of 25%, over the prior year's comparable periods. These fee-based products and services are important resources, particularly during this time of continued low-interest rates that impact the net interest margin for our industry."

NET INTEREST INCOME:
-------------------
Net interest income for the three months ended March 31, 2003 declined $210,000, or 4%, compared to the three months ended December 31, 2002, primarily as a result of a decrease in the yields on loans from 7.48% to 7.23% and on the investment portfolio from 3.91% to 3.65% (on a tax equivalent basis), partially offset by a reduction in the cost of deposits from 2.54%, to 2.31%. A decrease in interest-earning assets also contributed to the decrease in net interest income.

Net interest income for the current quarter decreased $1.1 million, or 17%, over the prior year comparable quarter. The decrease reflects a decline in the yield on the mortgage portfolio, due to payoffs of higher yielding loans, and a 162 basis point decrease in the yield on investment securities. The decrease in interest income for the quarter was partially offset by a lower cost of deposits, due to the current low interest rate environment. Since March 2002, the Bank has increased transaction accounts by 34.1%, to 56.7% of total deposits, in an effort to decrease the reliance on higher-rate time deposits. The Company has $15 million in outstanding Trust Preferred Securities (TRUPs) with an interest rate floating with the three-month LIBOR and $7 million outstanding with an interest rate floating with the six-month LIBOR. The $22 million of TRUPs added $281,000 to interest expense for the March 2003 quarter over the March 2002 quarter.

                                  (continued)

NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -3-


The fiscal year-to-date net interest income declined $1.8 million compared to the six-month period ended March 31, 2002, primarily due to reductions in the yields on the loan and securities portfolios, mortgage payoffs and an increase in borrowed funds. The reductions were partially offset with declines in costs of deposits and an increase in the investment securities portfolio balances.

ASSET QUALITY:
-------------

During this most recent quarter, the Company enhanced its loan servicing function to ensure the speedy resolution of delinquencies and employed a new collections manager and a new recovery manager to address the risk of deterioration in loan quality. As a result, total delinquencies for mortgage and consumer loans were reduced during the quarter to .40% and .05% of total loans, respectively, at March 31, 2003, from .47% and .13% at December 31, 2002. First Federal also completed a full review of its mortgage and consumer loan portfolios and charged-off loans where the fair value of assets fell below the book value. This analysis led to net loan charge-offs of $515,000 for the quarter ended March 31, 2003, compared to net loan charge-offs of $422,000 for the quarter ended March 31, 2002. This increased level of charge-offs is expected to be a one-time event. Net loan charge-offs, as a percentage of total loans for the current quarter, were 10 basis points and for the fiscal year-to-date were 18 basis points. During the March 2003 quarter, $208,000 of the addition to provision for loan losses was due to two commercial real estate loans having specific reserves established and the fact that one commercial loan borrower who declared bankruptcy affecting a loan that was current at December 31, 2002. At March 31, 2003, delinquent commercial loans were .42% of total loans, a slight increase from the .31% level at December 31, 2002, due to the change in this commercial loan.


Non-performing assets at March 31, 2003 were reduced to $5.0 million, or .55% of total assets, from $5.3 million, or .58% of total assets, as of December 31, 2002. The provision for loan losses for the current quarter increased by $240,000 from the three months ended December 31, 2002, and by $5,000 from the prior year comparable quarter. The increase in the provision over the December 31, 2002 quarter was primarily attributable to a $155,000 increase

                                  (continued)

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NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -4-


in net loan charge-offs during the quarter related to the previously reported reviews of the mortgages and consumer loan portfolios. The ratio of allowance for loan losses to net loans held fairly steady at 1.06%, compared to 1.07% at December 31,2002.

NON-INTEREST INCOME:
-------------------

Non-interest income for the current quarter increased $908,000, or 57%, over non-interest income for the prior year comparable quarter, excluding the gain-on-sale of securities, due to an 11% increase in insurance commissions to $793,000, a more than doubling of investment commission income from annuity sales to $109,000 and a 28% increase in trust fees to $214,000. Trust assets under management increased to $147 million as of March 31, 2003, with over 350 accounts under management. The increase in the current quarter non-interest income over the prior year comparable quarter was also attributable to a 100% increase in the balance of income from Bank-Owned Life Insurance (BOLI) to $156,000, a 100% increase in income on the retained interest associated with the sale of automobile loans to $148,000 and a 331% increase in the gain-on-sale of mortgage loans to $274,000, as originations of fixed-rate mortgages continued to be sold during the quarter. Total non-interest income accounted for 23% of gross revenue for the quarter and 20% of gross revenue year-to-date.

During the quarter, $60.3 million of mortgage-backed securities with an average yield of 2.89%, an average life of 1.18 years, and a three-month prepayment speed of over 50 Constant Prepayment Rate (CPR) were sold with proceeds reinvested in securities with average lives of 2-3 years and an average yield of 3.48% to minimize the effect of prepayments of mortgage-backed securities in the lower interest rate environment. The restructure resulted in $1.1 million of gains. The Company will continue to evaluate the investment portfolio for opportunities to eliminate both prepayment and extension risk.

                                  (continued)

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NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -5-

The Company has engaged a consultant to provide independent interest-rate risk and asset/liability advice and is now using a third party vendor interest-rate risk model. These additional tools are being used to assist the Company with balance sheet management and the evaluation of strategies to increase earnings.

Non-interest income was $6.2 million for the six months ended March 31, 2003, compared to $3.2 million for the comparable six-month period as the current period reflected the gain-on-sale of securities, as well as the increased fee income earned from the banking, insurance, investment and trust lines of business. The cross sales to customers among the lines of business has enhanced the service fee, insurance, investment and trust related non-interest income.

NON-INTEREST EXPENSE:
--------------------

Non-interest expense held steady from the quarter ended December 31, 2002 as expenses for the March 2003 quarter, including $182,000 of provision and other expenses related to real estate owned and repossessed assets (OREO) that were offset by non-recurring costs in the December quarter, including the final consulting costs for the creation of the new branding campaign and brochures, as well as costs for FY 2002 audit overruns. Given the change in the loan servicing function, it is not expected that the level of expenses for OREO will continue. Occupancy expense increased $48,000, due to seasonal operating expenses such as utilities and maintenance. Telephone costs will be reduced beginning in April 2003, due to a change in long distance carriers and installation of a new phone system by June 30, 2003. These changes are expected to result in pre-tax cost savings of $150,000 for the first year following the changes, and $125,000 per year thereafter.

Non-interest expense for the three months ended March 31, 2003 increased $928,000, or 16%, over the prior year comparable quarter, primarily as a result of increased employee costs of $286,000 and increased occupancy costs of $130,000, due to the addition of staff for business development efforts, as well as the acquisition of the two Schuylkill County and one Northumberland County offices in January 2002. Also, during the current quarter, the new branding campaign was in full effect resulting in a $120,000 increase in advertising costs for

                                  (continued)

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NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -6-


the period over the prior year period. Audit, legal and consulting costs increased over the prior year quarter by $42,000, due to costs relating to consulting services. Other non-interest expense increased $350,000, due to costs related to foreclosed assets, as well as an increase in general operating expenses.

The fiscal year-to-date operating expenses increased 18% over the prior period, attributable to increases in staffing and occupancy expenses associated with the acquisition of offices from Schuylkill Savings on January 2, 2002, as well as the increases in marketing costs for the new branding campaign.

In late March 2003, First Federal decided to close three retail offices, sell the buildings occupied by two of these offices and reduce the office hours at a fourth office. These actions are expected to result in savings of $330,000 per year beginning with the fourth fiscal quarter of 2003. Deposit services will be provided by nearby First Federal offices. The Company also determined to build a new Schuylkill County regional office that will replace an existing office inside a nearby mall. When the new office is completed and occupied in late 2003 or early 2004, it is expected to reduce the cost of serving this community.

INCOME TAX EXPENSE:
------------------

Income tax expense for the quarter ended March 31, 2003 decreased over the prior year comparable quarter, due to income generated in the quarter ended March 31, 2003 from bank owned life insurance (BOLI) which is excludable for income tax purposes. This decrease in income tax expense was despite pre-tax income remaining relatively constant and the addition of $60,000 to the reserve for a deferred tax asset booked in both quarters. As of March 31, 2003 the Company had $184,000 of net deferred tax assets resulting from the charitable contribution carry forward related to the creation of the First Federal Foundation in 1998. This carry forward will expire at the end of fiscal year 2003, if utilized. Fiscal year-to-date income tax expense was reduced from the six-month period ended March 31, 2002, due to the decrease in pre-tax income.

                                  (continued)

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NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -7-


ASSET GROWTH:
------------

Total assets increased $672,000 from $905.6 million at December 31, 2002 to $906.2 million at March 31, 2003. Total loans receivable increased by $3 million during the quarter, primarily in the indirect automobile loans category. During the six months ended March 31, 2003, mortgage loans declined as industry-wide refinances continued due to the lower interest rate environment.

Additionally, substantially all mortgage loan originations with initial rate adjustments of fifteen years or greater, are being sold with servicing retained in order to manage interest rate risk. During this quarter, the Company started to restructure its investment portfolio to minimize the impact of the decline in yields from accelerated prepayments and related premium amortization in investment securities and borrowings. Deposit outflows totaled $15 million in the quarter as a result of municipalities and local school districts withdrawing funds for use in operations. This decrease was funded with the liquidation of short-term investment securities.

Mrs. Beard concluded, "The Company continues to review ways to offset the reductions in the net interest margin by evaluating ways to reduce operating expenses, improve operational efficiencies and increase income from our four lines of business. The steps we are taking to maintain asset quality are important to limit additions to the loss reserves in the future. We are confident that providing our customers with Banking, Insurance, Investment and Trust products and services to meet all their financial needs will lead to increased profits from all of our lines of business."

Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and Northeast Pennsylvania Trust Co. The Company, through its subsidiaries, serves Northeastern and Central Pennsylvania through its nineteen full service community office locations, three financial centers and a loan production office.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995.

                                  (continued)

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NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -8-



Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                                  (continued)

NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                   -9-




        NORTHEAST PENNSYLVANIA FINANCIAL CORP.

        SELECTED FINANCIAL INFORMATION

        (Dollars in Thousands, Except Per Share data and ratios)

                                                         THREE MONTHS ENDED           SIX MONTHS ENDED     THREE MONTHS ENDED
                                                              MARCH 31,                 MARCH 31,             DECEMBER 31,
OPERATING DATA:                                           2003          2002         2003         2002          2002
---------------                                           ----          ----         ----         ----          ----

Total interest income                                 $  11,950     $  13,808    $  24,625    $  27,511     $  12,675

Total interest expense                                    6,439         7,188       13,393       14,499         6,954
                                                          -----         -----       ------       ------       --------
Net interest income                                       5,511         6,620       11,232       13,012         5,721

Provision for loan losses                                   610           605          980        1,242           370
                                                            ---           ---          ---        -----           ---
Net interest income after provision loan losses           4,901         6,015       10,252       11,770         5,351

Non-interest income                                       3,662         1,617        6,181        3,187         2,519

Non-interest expense                                      6,572         5,644       13,117       11,098         6,545
                                                          -----         -----       ------       ------         ------
Income before income taxes                                1,991         1,988        3,316        3,860         1,325
                                                          -----         -----        -----        -----         -----
Income taxes                                                702           758        1,084        1,352           382
                                                            ---           ---        -----        -----        ------
Net income                                               $1,289        $1,230       $2,232       $2,508          $943
                                                         ======        ======       ======       ======          ====
Earnings per share - basic                                $0.34         $0.31         $.59         $.59          $.25

Earnings per share - diluted                              $0.33         $0.29         $.56         $.56          $.24

Weighted average shares outstanding-basic             3,760,791     4,023,404    3,762,595    4,222,562     3,764,219

Weighted average shares outstanding-diluted           3,949,818     4,261,095    3,952,480    4,448,035     3,955,285

Net interest income on a tax equivalent basis            $5,707        $6,792      $11,599      $13,383        $5,898

BALANCE SHEET DATA:                                     3/31/03      12/31/02     9/30/02
-------------------                                     -------      --------     -------

Total assets                                           $906,181      $922,716    $905,509

Total securities                                        313,303       326,288     331,538

Loans, net                                              492,746       489,783     489,373

Deposits                                                597,823       613,616     606,412

FHLB Advances                                           208,411       208,416     208,421

Other borrowed funds                                     23,062        23,621      10,184

Total equity                                             67,326        68,320      68,385

Book value per share                                     $16.12        $16.38      $16.40


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NORTHEAST PENNSYLVANIA FIANCIAL CORP.                    SECOND QUARTER EARNINGS
MARCH 2003                                                                  -10-






                                   (Continued)

AVERAGE BALANCE SHEET DATA*:                3/31/03       12/31/02     9/30/02    3/31/02
----------------------------                -------       --------     -------    -------

Average total assets                        $904,558      $911,794     $855,816   $848,583

Average total earning assets                 854,298       861,126      835,433    806,817

Average loans, net                           495,499       496,241      485,842    502,394

Average stockholder's equity                  68,517        67,628       68,913     75,494

*Numbers represent quarterly data



                                                                                                   At or for
                                                                                                   -- -- ---
                                                    At or for the three   At or for the six        the three
                                                    -- -- --- --- -----   -- -- --- --- ---        ----- ---
                                                        months ended        months ended          months ended
                                                        ------ -----        ------ -----          ------ -----
SELECTED RATIOS:                                    3/31/03   3/31/02     3/31/03   3/31/02         12/31/02
----------------                                    -------   -------     -------   -------         --------

Return on average assets (1)                         .57%       .58%       .49%      .61%            .41%
Return on average equity (1)                        7.53%      6.52%      6.56%     6.90%           5.58%
Net interest margin (1) (fully tax equivalent)      2.67%      3.36%      2.69%     3.37%           2.73%
Allowance for loan losses to loans                  1.06%      1.00%      1.06%     1.00%           1.07%
(1)  Annualized



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